Exhibit 99.1

Twitter Q1 2019 Shareholder Letter

San Francisco, CA

April 23, 2019

Except as otherwise stated, all financial results discussed below are presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. As supplemental information, we have provided certain non-GAAP financial measures in this letter’s supplemental tables, and such supplemental tables include a reconciliation of these non-GAAP measures to our GAAP results. Note that all growth rates referenced below are year-over-year unless otherwise indicated.

Highlights

•

Q1 was a solid start to the year with revenue up 18% year-over-year, reflecting particular strength in the US. Revenue outperformance, in combination with lower expenses, resulted in better-than-expected profitability, with operating income of $94 million and operating margin of 12%.

•

We made a number of product improvements in the first quarter, including the launch of a public prototype app – with an initial focus on making Twitter more conversational, and a new Twitter camera to more easily capture and share what’s happening. Average monetizable DAU (mDAU) was 134 million in Q1, up 11% year-over-year.

•

We are taking an even more proactive approach to reducing abuse on Twitter and its effects in 2019. Improvements in Q1 emphasized proactive detection of rule violations and physical, or off-platform, safety – including making it easier to report Tweets that share personal information, helping us remove 2.5 times more of this content since launch.

Q1 was a solid start to the year with revenue up 18% year-over-year, reflecting particular strength in the US. Revenue outperformance, in combination with lower expenses, resulted in better-than-expected profitability, with operating income of $94 million and operating margin of 12%.

Total revenue was $787* million in Q1, an increase of 18%, or 20% on a constant currency basis. Total US revenue was $432 million, an increase of 25%. Total international revenue was $355 million, an increase of 11%, or 15% on a constant currency basis. Japan remains our second largest market, growing 16% and contributing $136 million, or 17% of total revenue in Q1.

Total advertising revenue was $679 million, an increase of 18%, or 20% on a constant currency basis. Year-over-year growth accelerated in the US relative to Q4, with ad revenue up 26%. By product, video ad formats continued to show strength, notably from our Video Website Card and in-stream pre-roll ads.

Data licensing and other revenue totaled $107 million, an increase of 20%. Data and enterprise solutions (DES) continues to see new customer opportunities and use cases as well as smaller customers adopting our self-service APIs. As a reminder from last quarter, we are now largely through our multiyear enterprise renewal cycle in DES. As a result, many of our largest partners are now at market pricing and data licensing revenue growth is likely to moderate for the full year.

We delivered net income of $191 million, net margin of 24%, and diluted EPS of $0.25 and grew our headcount sequentially, ending the quarter with more than 4,100 employees. We continue to attract great people who believe in our purpose, driving investments in our highest priority areas: health, conversation, revenue product and sales, and our platform.

* Please note that the sum of Data Licensing and Other Revenue and Advertising Revenue does not add up to Total Revenue in Q1'19 due to rounding.

We made a number of product improvements in the first quarter, including the launch of a public prototype app – with an initial focus on making Twitter more conversational, and a new Twitter camera to more easily capture and share what’s happening. Average monetizable DAU (mDAU) was 134 million in Q1, up 11% year-over-year.

We made a number of product improvements in the first quarter, including the launch of our first public prototype app (twttr), a testing ground for new concepts – the best of which will be introduced into the main Twitter experience over time. Hashtags, @usernames, threads, and Retweets all came from the people that use Twitter, and we love hearing what people think of what we are building. With twttr, we’re developing new features with direct feedback from the community, with rapid iteration for additional feedback.

The initial focus in our prototype app is making Twitter more conversational. We believe that Twitter best serves the world when anyone can see and discuss what’s happening. Public conversation helps the world learn faster, solve common problems, and realize we’re all in this together. We are currently experimenting to make conversations easier to read, understand, and join, so that conversing on Twitter feels faster, more fluid, and more fun.

Photos and videos are a great way to experience what’s happening on Twitter, and in Q1 we launched a new camera that allows people to easily capture and share what’s happening by swiping left from their Home timeline. We also announced a number of new content partnerships that highlight our unique value proposition for professional content owners, coupling compelling premium live video content with real-time audience engagement. The NBA, Turner Sports, and Twitter announced a live-streaming partnership that provides fans with the ability to watch the action of the second half of 20 NBA games through a unique, single-player view, focusing on a different player each game, selected by fans through a vote on Twitter. We also announced an expanded partnership with FOX Sports for this summer’s FIFA Women’s World Cup™ France, bringing World Cup soccer back to Twitter with video highlights of every goal Tweeted in near-real time as well as a nightly live recap show. In addition, Major League Baseball fans using Twitter now can vote for which player’s at-bats they want to see live-streamed each day of the regular season, while also providing fans with game highlights, including every home run.  These are just a few of the many examples of how we are bringing great content to Twitter, enriching the conversation, and helping content owners better amplify and monetize their content. We will have more to share at NewFronts on April 29.

We are taking an even more proactive approach to reducing abuse on Twitter and its effects in 2019. Improvements in Q1 emphasized proactive detection of rule violations and physical, or off-platform, safety – including making it easier to report Tweets that share personal information, helping us remove 2.5 times more of this content since launch.

We are taking a more proactive approach to reducing abuse on Twitter and its effects in 2019, with the goal of reducing the burden on victims of abuse and, where possible, taking action before abuse is reported. Our initial focus is on those types of abuse most likely to result in severe and immediate harm. As a result, improvements in Q1 emphasized proactive detection of rule violations and physical, or off-platform, safety – including making it easier to report Tweets that share personal information, helping us remove 2.5 times more of this content.

In addition, we have deployed new machine-learning models to detect potential policy violations and we are sending those flagged Tweets to agents for review, proactively.  This has resulted in Twitter taking down significantly more abusive content, much faster than before. Of the Tweets we take down for abusive content every week, approximately 38% of them are now proactively detected.

We will continue working to proactively reduce abuse on Twitter and its effects, with the goal of reducing the burden on victims of abuse and, ideally, taking action before abuse is reported. We will also continue to strengthen our login and sign-up processes to make it more challenging for bad actors to take advantage of accounts for abusive or malicious purposes and focus on those types of abuse most likely to result in severe and immediate harm. The health of the public conversation on Twitter remains our greatest priority, so people feel safe being a part of the conversation and are able to find credible information on our service.

Q1’19 FINANCIAL AND OPERATIONAL DETAIL

Revenue

Total revenue was approximately $787 million in Q1, an increase of 18%. On a constant currency basis, total revenue would have been $11 million higher, or an increase of 20%. We exceeded our revenue guidance for the quarter of $715 million to $775 million, primarily driven by strength in the US. Total US revenue was $432 million, an increase of 25%. Total international revenue was $355 million, an increase of 11%, or 15% on a constant currency basis. Japan remains our second largest market, growing 16% and contributing $136 million or 17% of total revenue in Q1.

Total advertising revenue was $679* million, an increase of 18%, or 20% on a constant currency basis. Key results :

•

By region, US advertising revenue totaled $363 million, an increase of 26%. US strength reflects continued execution across product and sales, coupled with broad-based advertiser demand. International ad revenue was $317 million, an increase of 10%, or 14% on a constant currency basis. International growth reflects the broad-based recovery Twitter delivered in 2018, which began outside of the US in the first half of the year and came to the US in the second half of 2018.

•	By product, video ad formats continued to show strength, notably from our Video Website Card and in-stream pre-roll ads.
•	By sales channel, large to mid-tier customers continue to represent a sizable majority of our advertising revenue, while our self-serve channel continues to deliver growth off a smaller base.

Data licensing and other revenue totaled $107 million, an increase of 20%. Looking ahead, DES continues to see new customer opportunities and use cases as well as smaller customers adopting our self-service APIs. As a reminder from last quarter, however, we are now largely through our multiyear enterprise renewal cycle in DES. As a result, many of our largest partners are now at market pricing and data licensing revenue growth is likely to moderate for the full year.

Advertising Metrics

Launching something new and connecting with what’s happening are resonating with advertisers. Our ad metrics reflect ongoing strong ROI for advertisers. Total ad engagements increased 23%, resulting from higher ad impressions and improved clickthrough rates (CTR) across most ad formats.

Cost per ad engagement (CPE) decreased 4%, primarily driven by like-for-like price decreases across most ad formats due to improved CTR, which results in advertisers realizing the same number of engagements (or more) at a lower (or similar) price, and a mix shift toward video ad formats that have lower CPEs and higher CTRs. CPE will vary from one period to another based on geographical performance, ad formats, campaign objectives, and auction dynamics.

We continued to drive revenue product improvements in Q1, with enhancements to our ad platform and ad formats. We are focused on delivering better relevance, making it easier for advertisers to declare their objective, initiate their campaign, and measure their success. We will also continue our work throughout the year to increase the stability, performance, and scale of mobile application downloads.

* Please note that the sum of International Advertising Revenue and US Advertising Revenue does not add up to Total Advertising Revenue due to rounding.

Expenses

Total operating expenses, including cost of revenue, grew 18% to $693 million, reflecting planned headcount growth and other investments in our strategic priorities:

•	Cost of revenue grew 18% to $264 million, driven by increased infrastructure-related expenses and video content costs.
•	Research and development expenses grew 19% to $146 million, due to higher personnel-related costs, allocated facilities costs, and other supporting overhead expenses.
•	Sales and marketing expenses grew 16% to $206 million, also due to higher personnel-related costs, allocated facilities costs, and other supporting overhead expenses.
•	General and administrative expenses grew 17% to $77 million, primarily driven by higher personnel-related costs.

Total headcount at the end of Q1 reached more than 4,100 employees, up 18%. The combination of our conviction in our strategy and execution, coupled with our ability to attract and retain key talent, is allowing us to increase headcount growth in 2019 relative to last year. We expect headcount growth in 2019 to slightly exceed last year’s 16% year-over-year growth. Stock-based compensation grew 14% to $83 million, and was approximately 11% of total revenue, in line with recent quarters.

Operating income totaled $94 million, or 12% of total revenue, compared to $75 million, or 11% for the same period in 2018. The significant outperformance relative to our operating income guidance for Q1 of $5 million to $35 million was due to better-than-expected revenue and lower-than-expected costs, reflecting one-time items, the delayed timing of certain expenditures, and scenario planning that incorporated too many conservative outcomes.

Our net benefit for income taxes in Q1 was $94 million. This includes a $124 million tax benefit related to the establishment of a deferred tax asset for corporate structuring for certain geographies. Excluding the tax benefit, our provision for income taxes was $30 million. Looking ahead, we are contemplating another corporate structuring for certain other geographies, which could result in a significantly larger income tax benefit related to the establishment of an additional deferred tax asset in Q2.

We delivered net income in Q1 of $191 million, with net margin of 24% and diluted EPS of $0.25. Excluding the impact of the net tax benefit, adjusted net income was $66* million, with adjusted net margin of 8% and adjusted diluted EPS of $0.09. In the same period last year, we reported net income of $61 million, net margin of 9%, and diluted EPS of $0.08.

Balance Sheet and Statement of Cash Flows

We ended the quarter with approximately $6.5 billion in cash, cash equivalents, and marketable securities.

Net cash provided by operating activities in the quarter was $352 million, an increase from $243 million in the same period last year. Capital expenditures totaled $81 million, compared to $107 million in the same period last year. We expect to grow capex year-over-year in line with previous guidance for 2019.

Our adjusted free cash flow for Q1 was $271 million, compared to $135 million in the same period in 2018.

* Please note that net income less the tax benefit does not equal adjusted net income due to rounding.

Daily and Monthly Active Usage

Average mDAU in Q1 was 134* million, up 11% year-over-year, driven by organic growth as well as ongoing product improvements and marketing.

By region:

•	Average US mDAU was 28 million for Q1, up 8% in comparison to 26 million in the same period of the previous year and up 6% in comparison to 27 million in the previous quarter.
•	Average international mDAU was 105 million for Q1, up 12% in comparison to 94 million in the same period of the previous year and up 6% in comparison to 99 million in the previous quarter.

Average MAU in Q1 was 330 million, a decrease of 6 million year-over-year and an increase of 9 million quarter-over-quarter. As a reminder, this is the last quarter we will disclose MAU. We want to provide something valuable to people on Twitter every day, and we believe that mDAU, and its related growth, are the best ways to measure our success.

By region:

•	Average US MAU was 68 million for Q1, down 2% in comparison to 69 million in the same period of the previous year and up 3% in comparison to 66 million in the previous quarter.
•	Average international MAU was 262 million for Q1, down 2% in comparison to 267 million in the same period of the previous year and up 3% in comparison to 255 million in the previous quarter.

* Please note that the sum of US mDAU and International mDAU does not add up to total mDAU in Q1’19 due to rounding.

Looking Ahead

As we enter Q2’19, we remain focused on the following investment priorities:

Health is our top priority, from a mindset and resourcing perspective, as we continue our work to help people find credible information and feel safe participating in the conversation on Twitter.

Conversation is Twitter’s superpower. Promoting more conversation on Twitter ensures we are the place where people all around the world go to see and talk about what’s happening. We believe making it easier to participate in conversation, organizing around interests and events, and making it easier for people to find what they are looking for when they come to the app will drive more people to enjoy Twitter every day.

Revenue product and sales support the growth of our customers around the world and their investment in our service. We will continue to invest in revenue product as we work to improve our ads platform and ad formats to help our ad partners launch new products and services and connect with what’s happening on Twitter. We will also grow our sales teams in the US and internationally to better serve large and medium advertisers.

Platform investments will ensure Twitter is set up for long-term success, both in terms of the data centers that host Twitter, the security of our customers’ data, and the technology our team leverages to support and improve our service.

Outlook

For Q2, we expect:

•	Total revenue to be between $770 million and $830 million
•	Operating income to be between $35 million and $70 million

For FY 2019, we expect:

•

GAAP operating expenses to increase approximately 20% on a year-over-year basis as we continue to invest for growth and support the top priorities we outlined at the beginning of the year: health, conversation, revenue product and sales, and platform

•	Stock-based compensation expense to be in the range of $350 million to $400 million
•	Capital expenditures to be between $550 million and $600 million

Note that our outlook for Q2 and the full year 2019 reflects foreign exchange rates as of April 2019.

Appendix

First Quarter 2019 Webcast and Conference Call Details

Twitter will host a conference call today, Tuesday, April 23, 2019, at 5am Pacific Time (8am Eastern Time) to discuss financial results for the first quarter of 2019. The company will be following the conversation about the earnings announcement on Twitter. To have your questions considered during the Q&A, Tweet your question to @TwitterIR using #TWTR. To listen to a live audio webcast, please visit the company’s Investor Relations page at investor.twitterinc.com. Twitter has used, and intends to continue to use, its Investor Relations website and the Twitter accounts of @jack, @nedsegal, @Twitter, and @TwitterIR as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.

Second Quarter Earnings Release Details

Twitter will release financial results for the second quarter of 2019 on July 26, 2019, before the market opens at approximately 4am Pacific Time (7am Eastern Time). On the same day, Twitter will host a conference call to discuss those financial results at 5am Pacific Time (8am Eastern Time).

About Twitter, Inc. (NYSE: TWTR)

Twitter is what’s happening in the world and what people are talking about right now. From breaking news and entertainment to sports, politics, and everyday interests, see every side of the story. Join the open conversation. Watch live-streaming events. Available in more than 40 languages around the world, the service can be accessed via twitter.com, an array of mobile devices, and SMS. For more information, please visit about.twitter.com, follow @Twitter, and download both the Twitter and Periscope apps at twitter.com/download and periscope.tv.

A Note About Metrics

Twitter defines monetizable daily active usage or users (mDAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter on any given day through twitter.com or Twitter applications that are able to show ads. Average mDAU for a period represents the number of mDAU on each day of such period divided by the number of days for such period. Changes in mDAU are a measure of changes in the size of our daily logged in or otherwise authenticated active user base. To calculate the year-over-year change in mDAU, we subtract the average mDAU for the three months ended in the previous year from the average mDAU for the same three months ended in the current year and divide the result by the average mDAU for the three months ended in the previous year. Additionally, our calculation of mDAU is not based on any standardized industry methodology and is not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Twitter defines monthly active usage or users (MAU) as Twitter users who logged in or were otherwise authenticated and accessed Twitter through our website, mobile website, desktop or mobile applications, SMS, or registered third-party applications or websites in the 30-day period ending on the date of measurement. Average MAU for a period represent the average of the MAU at the end of each month during the period.

Forward-Looking Statements

This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Twitter's future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern Twitter's expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding Twitter’s future financial and operating performance, including its outlook, guidance and statements regarding future disclosures; Twitter’s expectations regarding its strategies, product, and business plans, including its strategic and investment priorities, areas of geographic growth, product initiatives, and product experiments; strategies for improving the health of the platform, enhancing the conversation on the platform, and improving safety; the development of, investment in, and demand for content (from content partners and users), its products, product features, and services, and the impact thereof on its business; the behavior of Twitter’s users, content partners, and advertisers; Twitter’s expectations and strategies regarding revenue trends, including the drivers of such trends, advertiser base spending, and product mix, Twitter’s expectations for headcount growth, capital expenditures, operating expenses including stock based compensation expense, and trends in operating margin, application of its abuse rules, allocation of resources, market opportunity, and execution by its sales and operating teams; and Twitter’s expectations regarding the applicability of certain potential tax benefits. Twitter's expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that: Twitter's user base and engagement do not grow or decline; Twitter’s strategies, priorities, or plans take longer to execute than anticipated; Twitter's new products and product features do not meet expectations; advertisers reduce or discontinue their spending on Twitter; data partners reduce or discontinue their purchases of data licenses from Twitter; and Twitter experiences expenses that exceed its expectations. The forward-looking statements contained in this shareholder letter are also subject to other risks and uncertainties, including those more fully described in Twitter's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission. Additional information will also be set forth in Twitter's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019. The forward-looking statements in this letter to shareholders are based on information available to Twitter as of the date hereof, and Twitter disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

To supplement Twitter's financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, Twitter considers certain financial measures that are not prepared in accordance with GAAP, including revenues excluding foreign exchange effect, which we refer to as on a constant currency basis, adjusted net income, adjusted net margin, adjusted diluted net income per share, and adjusted free cash flow. In order to present revenues on a constant currency basis for the fiscal quarter ended March 31, 2019, Twitter translated the applicable measure using the prior year's monthly exchange rates for its settlement currencies other than the US dollar. We have presented adjusted net income solely to exclude the benefit related to the establishment of a deferred tax asset for corporate structuring for certain geographies, and no other adjustments were made in the calculation of this measure. Adjusted net margin is calculated by dividing adjusted net income by GAAP revenue. Adjusted diluted net income per share is calculated by dividing adjusted net income by GAAP share count. Adjusted free cash flow is GAAP net cash provided by operating activities less capital expenditures (i.e., purchases of property and equipment including equipment purchases that were financed through finance leases, less proceeds received from the disposition of property and equipment).

Twitter is presenting these non-GAAP financial measures to assist investors in seeing Twitter's operating results through the eyes of management, and because it believes that these measures provide an additional tool for investors to use in comparing Twitter's core business operating results over multiple periods with other companies in its industry.

Twitter believes that revenues excluding foreign exchange effect, adjusted net income, adjusted net margin, and adjusted net income per share provide useful information about its operating results, enhance the overall understanding of Twitter's past performance and future prospects, and allow for greater transparency with respect to key metrics used by Twitter's management in its financial and operational decision-making. Twitter uses these measures to establish budgets and operational goals for managing its business and evaluating its performance. Twitter believes that revenues on a constant currency basis is a useful metric that facilitates comparison to its historical performance. Twitter believes that adjusted net income, adjusted net margin, and adjusted diluted net income per share help identify underlying trends in its business that could otherwise be masked by the effect of the one-time net benefit related to the establishment of the deferred tax asset described above, which is a non-operating benefit. In addition, Twitter believes that adjusted free cash flow provides useful information to management and investors about the amount of cash from operations and that it is typically a more conservative measure of cash flows. However, adjusted free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of its ability to fund its cash needs.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly titled measures presented by other companies.

Contacts

Investors: Cherryl Valenzuela ir@twitter.com	Press: Giovanna Falbo press@twitter.com

TWITTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,247,661	$1,894,444
Short-term investments	4,212,231	4,314,957
Accounts receivable, net	684,220	788,700
Prepaid expenses and other current assets	111,673	112,935
Total current assets	7,255,785	7,111,036
Property and equipment, net	913,096	885,078
Operating lease right-of-use assets	707,309	—
Intangible assets, net	40,239	45,025
Goodwill	1,228,644	1,227,269
Deferred tax assets, net	918,820	808,459
Other assets	81,338	85,705
Total assets	$11,145,231	$10,162,572
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$172,169	$145,186
Accrued and other current liabilities	358,095	405,751
Convertible notes, short-term	910,257	897,328
Operating lease liabilities, short-term	123,417	—
Finance lease liabilities, short-term	57,741	68,046
Total current liabilities	1,621,679	1,516,311
Convertible notes, long-term	1,751,695	1,730,922
Operating lease liabilities, long-term	628,896	—
Finance lease liabilities, long-term	14,243	24,394
Deferred and other long-term tax liabilities, net	20,263	17,849
Other long-term liabilities	19,636	67,502
Total liabilities	4,056,412	3,356,978
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	8,408,749	8,324,974
Accumulated other comprehensive loss	(56,665)	(65,311)
Accumulated deficit	(1,263,269)	(1,454,073)
Total stockholders’ equity	7,088,819	6,805,594
Total liabilities and stockholders’ equity	$11,145,231	$10,162,572

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$786,890	$664,871
Costs and expenses
Cost of revenue	264,011	222,823
Research and development	146,246	123,346
Sales and marketing	205,799	178,059
General and administrative	77,176	65,718
Total costs and expenses	693,232	589,946
Income from operations	93,658	74,925
Interest expense	(37,260)	(27,015)
Interest income	40,541	16,181
Other expense, net	(436)	(209)
Income before income taxes	96,503	63,882
Provision (benefit) for income taxes	(94,301)	2,885
Net income	$190,804	$60,997
Net income per share:
Basic	$0.25	$0.08
Diluted	$0.25	$0.08
Weighted-average shares used to compute net income per share:
Basic	764,550	747,697
Diluted	777,689	765,861

TWITTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities
Net income	$190,804	$60,997
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	113,474	96,846
Stock-based compensation expense	83,491	73,266
Amortization of discount on convertible notes	30,877	20,722
Deferred income taxes	(110,056)	(670)
Other adjustments	4,073	352
Changes in assets and liabilities:
Accounts receivable	103,633	61,166
Prepaid expenses and other assets	26,149	(22,892)
Accounts payable	(12,879)	(26,948)
Accrued and other liabilities	(77,873)	(20,166)
Net cash provided by operating activities	351,693	242,673
Cash flows from investing activities
Purchases of property and equipment	(83,026)	(93,091)
Proceeds from sales of property and equipment	1,956	1,763
Purchases of marketable securities	(1,635,142)	(831,882)
Proceeds from maturities and sales of marketable securities	1,745,658	665,568
Other investing activities	—	(1,350)
Net cash provided by (used in) investing activities	29,446	(258,992)
Cash flows from financing activities
Taxes paid related to net share settlement of equity awards	(9,477)	(7,557)
Payments of finance lease obligations	(19,719)	(24,247)
Proceeds from exercise of stock options	95	2,768
Net cash used in financing activities	(29,101)	(29,036)
Net increase (decrease) in cash, cash equivalents and restricted cash	352,038	(45,355)
Foreign exchange effect on cash, cash equivalents and restricted cash	(146)	1,950
Cash, cash equivalents and restricted cash at beginning of period	1,921,875	1,673,857
Cash, cash equivalents and restricted cash at end of period	$2,273,767	$1,630,452
Supplemental disclosures of non-cash investing and financing activities
Equipment purchases under finance leases	$—	$16,086
Changes in accrued property and equipment purchases	$43,720	$(2,798)
Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flows
Cash and cash equivalents	$2,247,661	$1,601,028
Restricted cash included in prepaid expenses and other current assets	1,222	2,747
Restricted cash included in other assets	24,884	26,677
Total cash, cash equivalents and restricted cash	$2,273,767	$1,630,452

TWITTER, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Adjusted EBITDA(1):
Net income	$190,804	$60,997
Stock-based compensation expense	83,491	73,266
Depreciation and amortization expense	113,474	96,846
Interest and other expense, net	(2,845)	11,043
Provision (benefit) for income taxes	(94,301)	2,885
Restructuring charges	—	(983)
Adjusted EBITDA	$290,623	$244,054
Stock-based compensation expense by function:
Cost of revenue	$5,048	$4,799
Research and development	46,261	41,946
Sales and marketing	18,065	14,822
General and administrative	14,117	11,699
Total stock-based compensation expense	$83,491	$73,266
Amortization of acquired intangible assets by function:
Cost of revenue	$4,320	$4,477
Sales and marketing	465	465
Total amortization of acquired intangible assets	$4,785	$4,942
Restructuring charges by function:
Cost of revenue	$—	$(60)
Research and development	—	(330)
Sales and marketing	—	(400)
General and administrative	—	(193)
Total restructuring charges	$—	$(983)
Non-GAAP costs and expenses(2):
Total costs and expenses	$693,232	$589,946
Less: stock-based compensation expense	(83,491)	(73,266)
Less: amortization of acquired intangible assets	(4,785)	(4,942)
Less: restructuring charges	—	983
Total non-GAAP costs and expenses	$604,956	$512,721
Adjusted free cash flow:
Net cash provided by operating activities	$351,693	$242,673
Less: purchases of property and equipment	(83,026)	(93,091)
Plus: proceeds from sales of property and equipment	1,956	1,763
Less: equipment purchases under finance leases	—	(16,086)
Adjusted free cash flow	$270,623	$135,259
Adjusted net income and adjusted diluted net income per share:
Net income	$190,804	$60,997
Exclude: benefit from deferred tax asset (3)	(124,420)	—
Adjusted net income	$66,384	$60,997
GAAP diluted shares	777,689	765,861
Adjusted diluted net income per share	$0.09	$0.08

(1) Twitter defines adjusted EBITDA as net income adjusted to exclude stock-based compensation expense, depreciation and amortization expense, interest and other expense, net, provision (benefit) for income taxes, and restructuring charges and one-time nonrecurring gain, if any.

(2) Twitter defines non-GAAP costs and expenses as total costs and expenses adjusted to exclude stock-based compensation expense, amortization of acquired intangible assets, and restructuring charges and one-time nonrecurring gain, if any.

(3) The benefit from deferred tax asset in the three months ended March 31, 2019 is related to the establishment of a deferred tax asset for corporate structuring for certain geographies.

TWITTER, INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP CONSTANT CURRENCY REVENUE
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue, advertising revenue, data licensing and other revenue, international revenue and international advertising revenue excluding foreign exchange effect:
Revenue(1)	$787	$665
Foreign exchange effect on 2019 revenue using 2018 rates	11
Revenue excluding foreign exchange effect	$798
Revenue year-over-year change percent	18%
Revenue excluding foreign exchange effect year-over-year change percent	20%

Advertising revenue	$679	$575
Foreign exchange effect on 2019 advertising revenue using 2018 rates	11
Advertising revenue excluding foreign exchange effect	$690
Advertising revenue year-over-year change percent	18%
Advertising revenue excluding foreign exchange effect year-over-year change percent	20%

Data licensing and other revenue	$107	$90
Foreign exchange effect on 2019 data licensing and other revenue using 2018 rates	—
Data licensing and other revenue excluding foreign exchange effect	$107
Data licensing and other revenue year-over-year change percent	20%
Data licensing and other revenue excluding foreign exchange effect year-over-year change percent	20%

International revenue	$355	$318
Foreign exchange effect on 2019 international revenue using 2018 rates	11
International revenue excluding foreign exchange effect	$366
International revenue year-over-year change percent	11%
International revenue excluding foreign exchange effect year-over-year change percent	15%

International advertising revenue	$317	$287
Foreign exchange effect on 2019 international advertising revenue using 2018 rates	11
International advertising revenue excluding foreign exchange effect	$328
International advertising revenue year-over-year change percent	10%
International advertising revenue excluding foreign exchange effect year-over-year change percent	14%

(1) Note the sum of advertising revenue and data licensing and other revenue does not add up to total revenue in the three months ended March 31, 2019 above due to rounding.